Exhibit 99.1

DAVID W. DEVONSHIRE SUBMITS RESIGNATION FROM CAREER EDUCATION CORPORATION BOARD OF DIRECTORS, CITING HEALTH CONCERNS

Schaumburg, Ill. (May 14, 2015) - Career Education Corporation (NASDAQ: CECO) announced today that David W. Devonshire has submitted his resignation from its Board of Directors, citing health concerns. Mr. Devonshire, 69, has served on the company’s board since March 2008 and served as Chairman of the Board from May 2013 until June 2014 and is currently a member of the board’s Audit and Compensation Committees.

“On behalf of everyone at Career Education, I wish to express our most sincere gratitude to Dave for his years of service and wish him the best as he focuses on his health,” said Ron McCray, Chairman and Interim CEO. “His expertise and counsel have helped guide us as we reshape our education institutions in response to shifting education market conditions and regulatory challenges.”

Mr. Devonshire served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials.

Mr. Devonshire’s resignation is effective immediately prior to the company’s 2015 Annual Meeting of Stockholders on May 19, 2015. Proxy votes already returned by stockholders will remain valid and will be voted at the company’s 2015 Annual Meeting unless revoked, except that votes will not be cast for Mr. Devonshire because he has resigned from the Board and is no longer standing for re-election. Effective upon his resignation, the size of the board has been reduced by one, to eight directors. Each of the eight nominees is named in the company’s 2015 Proxy Statement.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

Mark Spencer

Director, Corporate Communications

(847) 585-3802

Source: Career Education Corporation